Exhibit 10.2

CROCS, INC.
2008 CASH INCENTIVE PLAN
(As Amended and Restated Effective June 6, 2017)

1.  Purpose.  The purpose of the Crocs, Inc. 2008 Cash Incentive Plan (the “Plan”) is to advance the interests of Crocs, Inc. (“Crocs”) and its stockholders by promoting Crocs’s pay for performance philosophy, attracting and retaining key employees of Crocs and its subsidiaries, and stimulating the efforts of such employees toward the continued success and growth of Crocs’s business.  Amounts paid pursuant to the Plan are intended to qualify as “ performance-based compensation”  within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended.

2.  Definitions.  When the following terms are used with capital letters in the Plan, they will have the meanings indicated:

(a)  “Award” means an incentive award which, subject to the terms and conditions prescribed by the Committee, entitles a Participant to receive a cash payment from the Company in accordance with Section 3.

(b)  “Board” means the Board of Directors of Crocs.

(c)  “Code” means the Internal Revenue Code of 1986, as amended.

(d)  “Committee” means the Compensation Committee of the Board or such other committee as may be designated by the Board to administer the Plan.

(e)  “Company” means Crocs and its subsidiaries.

(f)  “Covered Officer” means any Participant whose compensation, in the Performance Period for which an the incentive under the Plan is calculated, is subject to the compensation expense deduction limitations set forth in Section 162(m) of the Code.

(g)  “Eligible Employee” means any employee of the Company.

(h)  “Participant” means an Eligible Employee designated by the Committee to participate in the Plan as provided in Section 3.1.  Designation by the Committee as a Participant for a specific Performance Period or series of Performance Periods does not confer on the Participant the right to participate in the Plan for any other Performance Periods.

(i)  “Performance-Based Compensation” means an Award that is intended to constitute “performance-based compensation” within the meaning of Section 162(m)(4)(C) of the Code and the regulations promulgated thereunder.

(j)  “Performance Measures” means one or a combination of two or more of the following performance criteria: net sales; net earnings; earnings before income taxes; earnings before interest and taxes; earnings before interest, taxes, depreciation and amortization; earnings per share (basic or diluted); profitability as measured by return ratios (including return on assets, return on equity, return on investment, return on invested capital, and return on net sales) or by the degree to which any of the foregoing earnings measures exceed a percentage of net sales; cash flow; market share; margins (including one or more of gross, operating and net earnings margins); stock price; total stockholder return; asset quality; non-performing assets; revenue growth; operating income; pre- or after-tax income; cash flow per share; operating assets; improvement in or attainment of expense levels or cost savings; economic value added; direct to consumer comparative sales; product delivery targets; and improvement in or attainment of working capital levels. In addition, for any Award to a Participant who is not, and is not likely to be as of the end of the Company’s relevant tax year, a Covered Officer or that is not intended to constitute Performance-Based Compensation, Performance Measures may include, alone or in combination with any of the foregoing Performance Measures, any other measure of performance as determined by the Committee.  Any Performance Measure utilized may be expressed in absolute amounts, on a per share basis, as a growth rate or change from preceding Performance Periods, as a comparison to the performance of specified companies or other external measures, and may relate to one or any combination of corporate (including such direct and indirect subsidiaries of the Company as the Committee may determine or on such consolidated basis as the Committee may determine), group, unit, division, affiliate or individual performance.

(k)  “Performance Period” means the period of time specified by the Committee over which the degree of attainment of specified Performance Measures will be measured.

3.  Awards.

3.1  Allocation of Awards.  Prior to the earlier of (i) 90 days following the commencement of a Performance Period or (ii) the passage of 25 percent of the duration of such Performance Period, the Committee will designate such Eligible Employees as it deems appropriate to participate in the Plan for such Performance Period. The Committee’s designation of an Eligible Employee as entitled to participate in the Plan may be for a single Performance Period, or for a fixed or indefinite series of future Performance Periods, in its discretion.  A designation for more than one Performance Period shall be subject to the Participant’s continued employment by the Company, and may be rescinded at any time as to future Performance Periods by the Committee.  Awards may be granted to a Participant in such amounts and on such terms as may be determined by the Committee.  At the time an Award is made, the Committee will specify the terms and conditions that will govern the Award, which will include that the Award will be earned only upon, and to the extent that, the applicable Performance measures as described in Section 3.2 are satisfied over the course of the applicable Performance Period.  Different terms and conditions may be established by the Committee for different Awards and for different Participants.

3.2  Performance Measures.  The payment of an Award will be contingent upon the degree of attainment of such Performance Measures over the applicable Performance Period as are specified by the Committee.  Performance Measures for any Performance Period will be established by the Committee prior to the earlier of (i) 90 days following the commencement of the Performance Period or (ii) the passage of 25 percent of the duration of the Performance Period.

3.3  Adjustments to Performance Measures.  The Committee may provide in any Award that any evaluation of performance may include or exclude any of the following events that occurs during a Performance Period: (i) asset write-downs, (ii) litigation or claim judgments or settlements, (iii) the effect of changes in tax laws, accounting principles, or other laws or provisions affecting reported results, (iv) any reorganization and restructuring programs, (v) extraordinary, unusual and/or non-recurring items, that in all of the foregoing the Company identifies in its audited financial statements, including notes to the financial statements, or the Management’s Discussion and Analysis section of the Company’s periodic reports, (vi) acquisitions or divestitures, (vii) foreign exchange gains and losses, (viii) gains and losses on asset sales, and (ix) impairments. To the extent such inclusions or exclusions affect Awards to Covered Employees, they shall be established and administered in a manner that satisfies the requirements for “performance-based compensation” within the meaning of Section 162(m), or any successor provision thereto.

The Committee also may, at any time during or after a Performance Period, in its sole and absolute discretion, modify the Performance Measures applicable to a Performance Period in addition to any adjustments specified for the Performance Period in accordance with the immediately preceding paragraph if it determines that as a result of changed circumstances, such modification is required to reflect the original intent of such Performance Measures.  However, no such modification may be made to the extent it would increase the amount of compensation that would otherwise be payable to any Participant who is a Covered Officer or is likely to be a Covered Officer as of the end of the Company’s relevant tax year.

3.4  Maximum Amount of Awards.  No Participant who is a Covered Officer shall be entitled to receive an Award payment for any Performance Period that exceeds $8,000,000 for an annual Performance Period or, if the Performance Period is longer or shorter in duration than one year, an amount equal to the product of (i) $2,000,000, multiplied by (ii) the number of quarters in the Performance Period.

3.5  Authority to Reduce or Eliminate Amount of Award.  The Committee is authorized at any time during or after a Performance Period, in its sole and absolute discretion, to reduce or eliminate the amount of an Award otherwise payable to any Participant for any reason.  No reduction in the amount of an Award payable to any Participant shall increase the amount of an Award payable to any other Participant.

3.6  Payment of Awards.  Following the completion of each Performance Period, the Committee shall certify in writing the degree to which the Performance Measures were attained and the Awards payable to Participants.  Each Participant shall receive payment in cash of the Award as soon as practicable following the Committee’s determination and certification made pursuant to this Section 3.6, but in no event later than March 15 of the calendar year immediately following the last day of the Performance Period to which such payment relates.

4.  Administration.

4.1  Authority of Committee.  The Committee shall administer the Plan.  The Committee shall have exclusive power, subject to the limitations contained in the Plan, to make Awards and to determine when and to whom Awards will be granted, and the form, amount and other terms and conditions of each Award, subject to the provisions of the Plan.  The Committee shall have the authority to interpret the Plan and any Award made under the Plan, to establish, amend, waive and rescind any rules and regulations relating to the administration of the Plan, and to make all other determinations necessary or advisable for the administration of the Plan.  The Committee may correct any defect, supply any omission or reconcile any inconsistency in the Plan or in any Award in the manner and to the extent it shall deem desirable.  The determinations of the Committee in the administration of the Plan, as described herein, shall be final, binding and conclusive, subject to the provisions of the Plan.  A majority of the members of the Committee shall constitute a quorum for any meeting of the Committee.

4.2  Indemnification.  To the greatest extent permitted by law, (i) no member or former member of the Committee shall be liable for any action or determination taken or made in good faith with respect to the Plan or any Award made under the Plan, and (ii) the members or former members of the Committee shall be entitled to indemnification by the Company against and from any loss incurred by such members by reason of any such actions and determinations.

5.  Effective Date of the Plan.  The Plan as amended and restated effective June 6, 2017 shall become effective as of January 1, 2017; provided that the Plan as so amended and restated is approved by Crocs’s stockholders within 12 months of such date.  The Plan shall remain in effect until it has been terminated pursuant to Section 8.

6.  Right to Terminate Employment.  Nothing in the Plan shall confer upon any Participant the right to continue in the employment of the Company or affect any right which the Company may have to terminate the employment of a Participant with or without cause.

7.  Tax Withholding.  The Company shall have the right to withhold from cash payments under the Plan to a Participant or other person an amount sufficient to cover any required withholding taxes.

8.  Amendment, Modification and Termination of the Plan.  The Board or Committee may at any time terminate, suspend or modify the Plan and the terms and provisions of any Award to any Participant which has not been paid. Amendments are subject to approval of Crocs’s stockholders only if such approval is necessary to maintain the Plan in compliance with the requirements of Section 162(m) of the Code, its successor provisions or any other applicable law or regulation.  No Award may be granted during any suspension of the Plan or after its termination.

9.  Unfunded Plan.  The Plan shall be unfunded, and the Company shall not be required to segregate any assets that may at any time be represented by Awards under the Plan.  No Participant shall, by virtue of the Plan, have any interest in any specific assets of the Company.

10.  Other Benefit and Compensation Programs.  Neither the adoption of the Plan by the Board nor its submission to the stockholders of the Company shall be construed as creating any limitation on the power of the Board or Committee to adopt such other incentive arrangements as it may deem appropriate.  Payments received by a Participant under an Award made pursuant to the Plan shall not be deemed a part of a Participant’s regular recurring compensation for purposes of the termination, indemnity or severance pay law of any state and shall not be included in, nor have any effect on, the determination of benefits under any other employee benefit plan, contract or similar arrangement provided by the Company unless expressly so provided by such other plan, contract or arrangement, or unless the Committee expressly determines otherwise.

11.  Recoupment.  For participants subject to the Company’s Recovery of Executive Compensation Policy (the “Policy”), all amounts earned under the Amended Plan are subject to the Policy, as in effect from time to time, a current copy of which may be requested from the Company at any time, and the terms and conditions of which are hereby incorporated by reference into the Amended Plan.   In addition, Awards shall be subject to the requirements of (a) Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act (regarding recovery of erroneously awarded compensation) and any implementing rules and regulations thereunder, (b) similar rules under the laws of any other jurisdiction, (c) any compensation recovery or clawback policies adopted by the Company to implement any such requirements or (d) any other compensation recovery or clawback policies as may be adopted from time to time by the Company, all to the extent determined by the Committee in its discretion to be applicable to a Participant.

12.  Governing Law.  To the extent that Federal laws do not otherwise control, the Plan and all determinations made and actions taken pursuant to the Plan shall be governed by the laws of the State of Colorado and construed accordingly.

13.  Other Provisions.

13.1  Non-transferability.  Participants and beneficiaries shall not have the right to assign, pledge or otherwise dispose of any part of an Award under the Plan.

13.2  Termination of Employment.  Except as otherwise provided in this section, no Award shall be paid to a Participant who is not actively employed by the Company as of the end of the applicable Performance Period.  If a Participant’s employment with the Company ends during a Performance Period, the Committee may, in its discretion, determine that the Participant (or his or her beneficiaries) shall be paid a pro rata portion of the Award payment that the Participant would have received but for the fact that the Participant’s employment ended.  Any such pro rated Award payment will be paid at the same time as other Award payments with respect to the applicable Performance Period.